Exhibit 99.1

PRESS RELEASE

ANTHEM REPORTS FIRST QUARTER 2019 RESULTS,

RAISES FULL YEAR OUTLOOK

•	First quarter net income was $5.91 per share, including net negative adjustment items of $0.12 per share. Adjusted net income was $6.03* per share.

•	Operating revenue grew by 9.2% over the prior year quarter to $24.4 billion.

•	Medical enrollment increased by 905 thousand members sequentially to 40.8 million members.

•	Operating gain was $1.9 billion, an increase of 3.9% over the prior year quarter.

•	Second quarter 2019 dividend of $0.80 per share declared to shareholders.

Indianapolis, Ind. – April 24, 2019 – Anthem, Inc. (NYSE: ANTM) reported first quarter financial results that were driven by solid membership growth across all lines of business.

“Our first quarter 2019 results represent a strong start to the year. We reported significant growth in our risk-based membership and improved the penetration of our clinical and specialty services, demonstrating that our value proposition is resonating across our markets,” said Gail K. Boudreaux, President and CEO. “Looking ahead, the upcoming launch of IngenioRx is a key milestone in the realization of our vision and strategy. With IngenioRx, we finally have a strong integrated pharmacy and medical platform, one that is predicated on providing the lowest absolute cost of care, and we are well positioned for accelerated growth.”

*	Refer to the GAAP reconciliation tables on page 13.

CONSOLIDATED HIGHLIGHTS

Membership: Medical enrollment totaled approximately 40.8 million members at March 31, 2019, an increase of 1.2 million, or 2.9 percent, from March 31, 2018. Government Business enrollment increased by 877 thousand, predominantly driven by growth in Medicaid and Medicare. Commercial & Specialty Business enrollment increased by 279 thousand, driven by growth in all lines of business. Total fully insured enrollment grew by 943 thousand, or 6.5 percent, and fee-based membership grew by 213 thousand, or 0.8 percent.

Medical enrollment increased by 905 thousand sequentially during the first quarter of 2019, primarily driven by growth in fully insured membership across the businesses. Government Business enrollment grew by 511 thousand sequentially, driven by increases in Medicaid and Medicare. Commercial & Specialty Business enrollment increased by 394 thousand, attributable to increases in National and Individual.

Operating Revenue: Operating revenue was $24.4 billion in the first quarter of 2019, an increase of $2.0 billion, or 9.2 percent, versus $22.3 billion in the prior year quarter. The increase in operating revenue reflected membership growth across our businesses and premium rate increases to cover overall cost trends. The increase was partially offset by the one year waiver of the health insurance tax in 2019.

Benefit Expense Ratio: The benefit expense ratio was 84.4 percent in the first quarter of 2019, an increase of 290 basis points from 81.5 percent in the prior year quarter. The increase, as expected, was primarily driven by the one year waiver of the health insurance tax in 2019. The ratio also increased due to the non-recurrence of retroactive revenue adjustments in the Medicaid business that were received in 2018.

Medical claims reserves established at December 31, 2018 developed moderately better than the Company’s expectation during the first quarter of 2019.

Medical Cost Trend: For the full year 2019, the Company continues to expect underlying Local Group medical cost trend will be in the range of 6.0% +/- 50 basis points.

Days in Claims Payable: Days in Claims Payable was 38.5 days as of March 31, 2019, an increase of 2.3 days from 36.2 days as of December 31, 2018.

SG&A Expense Ratio: The SG&A expense ratio was 13.0 percent in the first quarter of 2019, a decrease of 230 basis points from 15.3 percent in the first quarter of 2018. The decrease, as expected, was primarily driven by the one year waiver of the health insurance tax in 2019, growth in operating revenue, and overall expense management.

Operating Cash Flow: Operating cash flow was $1.6 billion, or 1.1 times net income in the first quarter of 2019. For the first quarter of 2018, operating cash flow was $2.2 billion, or 1.7 times net income. The decrease was driven primarily by the timing of Medicare prepayments in 2018.

Share Repurchase Program: During the first quarter of 2019, the Company repurchased 1.1 million shares of its common stock for $294 million, or a weighted average price of $275.23. As of March 31, 2019, the Company had approximately $5.2 billion of Board-approved share repurchase authorization remaining.

Cash Dividend: During the first quarter of 2019, the Company paid a quarterly dividend of $0.80 per share, representing a distribution of cash totaling $206 million.

On April 23, 2019, the Audit Committee declared a second quarter 2019 dividend to shareholders of $0.80 per share. On an annualized basis, this equates to a dividend of $3.20 per share. The second quarter dividend is payable on June 25, 2019 to shareholders of record at the close of business on June 10, 2019.

Investment Portfolio & Capital Position: During the first quarter of 2019, the Company recorded net realized gains on financial instruments totaling $78 million and other-than-temporary impairment losses totaling $10 million. During the first quarter of 2018, the Company recorded net realized losses of $26 million and other-than-temporary impairment losses totaling $8 million.

As of March 31, 2019, the Company’s net unrealized gain position in the investment portfolio was $255 million, consisting of fixed maturity securities. As of March 31, 2019 cash and investments at the parent company totaled approximately $1.1 billion.

REPORTABLE SEGMENTS

Anthem, Inc. has three reportable segments: Commercial & Specialty Business (comprised of the Local Group, National Accounts, Individual and Specialty businesses); Government Business (comprised of the Medicaid and Medicare businesses, National Government Services, and the Federal Employee Program); and Other (comprised of certain eliminations and corporate expenses not allocated to either of our other reportable segments).

Anthem, Inc. Reportable Segment Highlights (Unaudited)
(In millions)	Three Months Ended March 31
	2019	2018	Change
Operating Revenue
Commercial & Specialty Business	$9,392	$8,951	4.9%
Government Business	14,993	13,390	12.0%
Other	3	1	NM	[2]

Total Operating Revenue[1]	$24,388	$22,342	9.2%
Operating Gain / (Loss)
Commercial & Specialty Business	$1,587	$1,409	12.6%
Government Business	383	481	(20.4)%
Other	(30)	(22)	NM	[2]

Total Operating Gain[1]	$1,940	$1,868	3.9%
Operating Margin
Commercial & Specialty Business	16.9%	15.7%	120	bp
Government Business	2.6%	3.6%	(100	) bp
Total Operating Margin[1]	8.0%	8.4%	(40	) bp

(1)	See “Basis of Presentation” on page 6 herein.
(2)	“NM” = calculation not meaningful.

Commercial & Specialty Business: Operating gain in the Commercial & Specialty Business segment totaled $1,587 million in the first quarter of 2019, an increase of $178 million, or 12.6 percent, from $1,409 million in the first quarter of 2018. The increase is a result of improved medical cost performance in Local Group and higher administrative fee revenue in our self-funded businesses, driven by greater penetration of value-added services.

Government Business: Operating gain in the Government Business segment was $383 million in the first quarter of 2019, a decrease of $98 million, or 20.4 percent, from $481 million in the first quarter of 2018. The decrease is driven by the non-recurrence of retroactive revenue adjustments received in 2018 and continued elevated medical cost experience in Medicaid in select states, partially offset by certain reduced selling, general and administrative expenses.

Other: The Company reported an operating loss of $30 million in the Other segment for the first quarter of 2019, compared with an operating loss of $22 million in the prior year quarter.

OUTLOOK

Full Year 2019:

•

GAAP net income is now expected to be greater than $18.27 per share, including approximately $0.93 per share of net unfavorable items. Excluding these items, adjusted net income is now expected to be greater than $19.20* per share.

•

Medical membership is expected to be in the range of 40,900,000 - 41,300,000. Fully-insured membership is expected to be in the range of 15,500,000 - 15,700,000 and self-funded membership is expected to be in the range of 25,400,000 - 25,600,000.

•	Operating revenue is expected to be approximately $100.0 billion, including premium revenue of $90.5 billion - $92.5 billion.

•	Benefit expense ratio is expected to be in the range of 86.2% plus or minus 30 basis points.

•	Cost of products sold is expected to be $1.6 billion - $1.8 billion.

•	SG&A ratio is expected to be in the range of 13.5% plus or minus 30 basis points.

•	Operating cash flow is expected to be greater than $5.2 billion.

*	Refer to the GAAP reconciliation tables on page 13.

Basis of Presentation

1.

Operating revenue and operating gain are the key measures used by management to evaluate performance in each of its reporting segments, allocate resources, set incentive compensation targets and to forecast future operating performance. Operating gain is calculated as total operating revenue less benefit expense and selling, general and administrative expense. It does not include net investment income, net realized gains/losses on financial instruments, other-than-temporary impairment losses recognized in income, interest expense, amortization of other intangible assets, gains/losses on extinguishment of debt or income taxes, as these items are managed in a corporate shared service environment and are not the responsibility of operating segment management. Refer to page 13 for the GAAP reconciliation tables.

2.	Operating margin is defined as operating gain divided by operating revenue.

Conference Call and Webcast

Management will host a conference call and webcast today at 8:30 a.m. Eastern Daylight Time (“EDT”) to discuss the company’s first quarter results and outlook. The conference call should be accessed at least 15 minutes prior to the start of the call with the following numbers:

800-553-5260 (Domestic)	800-475-6701 (Domestic Replay)
612-332-0418 (International)	320-365-3844 (International Replay)

An access code is not required for today’s conference call. The access code for the replay is 432043. The replay will be available from 11:00 a.m. EDT today, until the end of the day on May 8, 2019. The call will also be available through a live webcast at www.antheminc.com under the “Investors” link. A webcast replay will be available following the call.

Anthem Contacts:
Investor Relations	Media
Chris Rigg	Jill Becher, 414-234-1573
Chris.Rigg@anthem.com	Jill.Becher@anthem.com

About Anthem, Inc.

Anthem is a leading health benefits company dedicated to improving lives and communities, and making healthcare simpler. Through its affiliated companies, Anthem serves more than 78 million people, including over 40 million within its family of health plans. We aim to be the most innovative, valuable and inclusive partner. For more information, please visit www.antheminc.com or follow @AnthemInc on Twitter.

Anthem, Inc.

Membership Summary

(Unaudited and in Thousands)

				Change from
Medical Membership	March 31, 2019	March 31, 2018	December 31, 2018	March 31, 2018	December 31, 2018
Customer Type
Local Group	15,697	15,670	15,733	0.2%	(0.2)%
Individual	773	755	655	2.4%	18.0%
National:
National Accounts	7,757	7,684	7,588	1.0%	2.2%
BlueCard®	5,981	5,820	5,838	2.8%	2.4%

Total National	13,738	13,504	13,426	1.7%	2.3%
Medicare:
Medicare Advantage	1,144	916	1,006	24.9%	13.7%
Medicare Supplement	867	823	846	5.3%	2.5%

Total Medicare	2,011	1,739	1,852	15.6%	8.6%
Medicaid	7,033	6,457	6,716	8.9%	4.7%
FEP®	1,591	1,562	1,556	1.9%	2.2%

Total Medical Membership	40,843	39,687	39,938	2.9%	2.3%

Funding Arrangement
Self-Funded	25,495	25,282	25,287	0.8%	0.8%
Fully-Insured	15,348	14,405	14,651	6.5%	4.8%

Total Medical Membership	40,843	39,687	39,938	2.9%	2.3%

Reportable Segment
Commercial & Specialty Business	30,208	29,929	29,814	0.9%	1.3%
Government Business	10,635	9,758	10,124	9.0%	5.0%

Total Medical Membership	40,843	39,687	39,938	2.9%	2.3%

Other Membership
Life and Disability Members	4,849	4,641	4,795	4.5%	1.1%
Dental Members	5,955	5,786	5,807	2.9%	2.5%
Dental Administration Members	5,491	5,357	5,327	2.5%	3.1%
Vision Members	7,169	6,781	6,946	5.7%	3.2%
Medicare Part D Standalone Members	289	316	309	(8.5)%	(6.5)%

Anthem, Inc.

Consolidated Statements of Income

(Unaudited)

(In millions, except per share data)	Three Months Ended March 31
	2019	2018	Change
Revenues
Premiums	$22,843	$20,903	9.3%
Administrative fees and other revenue	1,545	1,439	7.4%

Total operating revenue	24,388	22,342	9.2%
Net investment income	210	229	(8.3)%
Net realized gains/(losses) on financial instruments	78	(26)	NM
Other-than-temporary impairment losses on investments:
Total other-than-temporary impairment losses on investments	(13)	(8)	62.5%
Portion of other-than-temporary impairment losses recognized in other comprehensive income	3	—	NM

Other-than-temporary impairment losses recognized in income	(10)	(8)	25.0%

Total revenues	24,666	22,537	9.4%
Expenses
Benefit expense	19,282	17,046	13.1%
Selling, general and administrative expense	3,166	3,428	(7.6)%
Interest expense	187	184	1.6%
Amortization of other intangible assets	87	80	8.8%
(Gain) Loss on extinguishment of debt	(1)	19	NM

Total expenses	22,721	20,757	9.5%

Income before income tax expense	1,945	1,780	9.3%
Income tax expense	394	468	(15.8)%

Net income	$1,551	$1,312	18.2%

Net income per diluted share	$5.91	$4.99	18.4%

Diluted shares	262.3	262.8	(0.2)%
Benefit expense as a percentage of premiums	84.4%	81.5%	290	bp
Selling, general and administrative expense as a percentage of total operating revenue	13.0%	15.3%	(230	)bp
Income before income taxes as a percentage of total revenue	7.9%	7.9%	—	bp

(1)	“NM” = calculation not meaningful

Anthem, Inc.

Consolidated Balance Sheets

(In millions)	March 31, 2019	December 31, 2018
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$4,482	$3,934
Fixed maturity securities, current	17,795	16,692
Equity securities, current	1,211	1,493
Other invested assets, current	20	21
Accrued investment income	161	162
Premium receivables	5,049	4,465
Self-funded receivables	2,491	2,278
Other receivables	2,639	2,558
Income taxes receivable	—	10
Securities lending collateral	591	604
Other current assets	2,172	2,104

Total current assets	36,611	34,321
Long-term investments:
Fixed maturity securities	492	487
Equity securities	33	33
Other invested assets	3,710	3,726
Property and equipment, net	2,799	2,735
Goodwill	20,500	20,504
Other intangible assets	8,925	9,007
Other noncurrent assets	1,453	758

Total assets	$74,523	$71,571

Liabilities and shareholders’ equity
Liabilities
Current liabilities:
Policy liabilities:
Medical claims payable	$8,242	$7,454
Reserves for future policy benefits	78	75
Other policyholder liabilities	2,577	2,590

Total policy liabilities	10,897	10,119
Unearned income	998	902
Accounts payable and accrued expenses	3,951	4,959
Income taxes payable	105	—
Security trades pending payable	158	197
Securities lending payable	590	604
Short-term borrowings	1,095	1,145
Current portion of long-term debt	851	849
Other current liabilities	4,037	3,190

Total current liabilities	22,682	21,965
Long-term debt, less current portion	17,396	17,217
Reserves for future policy benefits, noncurrent	719	706
Deferred tax liabilities, net	2,116	1,960
Other noncurrent liabilities	1,612	1,182

Total liabilities	44,525	43,030

Shareholders’ equity
Common stock	3	3
Additional paid-in capital	9,482	9,536
Retained earnings	21,136	19,988
Accumulated other comprehensive loss	(623)	(986)

Total shareholders’ equity	29,998	28,541

Total liabilities and shareholders’ equity	$74,523	$71,571

Anthem, Inc.

Consolidated Statements of Cash Flows

(Unaudited)

(In millions)	Three Months Ended March 31
	2019	2018
Operating activities
Net income	$1,551	$1,312
Adjustments to reconcile net income to net cash provided by operating activities:
Net realized (gains)/losses on financial instruments	(78)	26
Other-than-temporary impairment losses recognized in income	10	8
(Gain) Loss on extinguishment of debt	(1)	19
Deferred income taxes	55	(51)
Amortization, net of accretion	255	240
Depreciation expense	34	30
Share-based compensation	70	42
Changes in operating assets and liabilities:
Receivables, net	(753)	37
Other invested assets	(21)	(7)
Other assets	(125)	(392)
Policy liabilities	791	(561)
Unearned income	96	1,182
Accounts payable and accrued expenses	(1,029)	(300)
Other liabilities	675	147
Income taxes	115	537
Other, net	(15)	(54)

Net cash provided by operating activities	1,630	2,215
Investing activities
Purchases of fixed maturity securities	(2,300)	(2,236)
Proceeds from sales and maturities of fixed maturity securities	1,468	2,227
Purchases of equity securities	(3,691)	(566)
Proceeds from sales of equity securities	4,048	1,776
Purchases of other invested assets	(78)	(72)
Proceeds from sales of other invested assets	113	23
Changes in securities lending collateral	14	(158)
Purchases of subsidiaries, net of cash acquired	—	(1,346)
Net purchases of property and equipment	(234)	(218)
Other, net	8	4

Net cash used in investing activities	(652)	(566)
Financing activities
Net proceeds from/(repayments of) commercial paper borrowings	178	(108)
Net proceeds from/(repayments of) short-term borrowings	(50)	(150)
Net proceeds from/(repayments of) long-term borrowings	(61)	173
Changes in securities lending payable	(14)	158
Changes in bank overdrafts	20	(124)
Repurchase and retirement of common stock	(294)	(395)
Change in collateral and settlements of debt-related derivatives	—	24
Cash dividends	(206)	(192)
Proceeds from issuance of common stock under employee stock plans	76	60
Taxes paid through withholding of common stock under employee stock plans	(78)	(73)

Net cash used in financing activities	(429)	(627)
Effect of foreign exchange rates on cash and cash equivalents	(1)	—

Change in cash and cash equivalents	548	1,022
Cash and cash equivalents at beginning of year	3,934	3,609

Cash and cash equivalents at end of period	$4,482	$4,631

Anthem, Inc.

Reconciliation of Medical Claims Payable

	Three Months Ended March 31		Years Ended December 31
(In millions)	2019	2018	2018	2017	2016
	(Unaudited)	(Unaudited)
Gross medical claims payable, beginning of period	$7,266	$7,814	$7,814	$7,656	$7,360
Ceded medical claims payable, beginning of period	(34)	(105)	(105)	(539)	(646)

Net medical claims payable, beginning of period	7,232	7,709	7,709	7,117	6,714

Business combinations and purchase adjustments	—	199	199	76	—
Net incurred medical claims:
Current year	18,794	16,837	69,581	70,377	64,868
Prior years redundancies(1)	(455)	(633)	(930)	(1,133)	(835)

Total net incurred medical claims	18,339	16,204	68,651	69,244	64,033

Net payments attributable to:
Current year medical claims	12,163	11,204	62,748	62,923	57,879
Prior years medical claims	5,414	5,489	6,579	5,805	5,751

Total net payments	17,577	16,693	69,327	68,728	63,630

Net medical claims payable, end of period	7,994	7,419	7,232	7,709	7,117
Ceded medical claims payable, end of period	34	34	34	105	539

Gross medical claims payable, end of period	$8,028	$7,453	$7,266	$7,814	$7,656

Current year medical claims paid as a percentage of current year net incurred medical claims	64.7%	66.5%	90.2%	89.4%	89.2%
Prior year redundancies in the current year as a percentage of prior year net medical claims payable less prior year redundancies in the current year	6.7%	8.9%	13.7%	18.9%	14.2%
Prior year redundancies in the current year as a percentage of prior year net incurred medical claims	0.7%	0.9%	1.3%	1.8%	1.4%

(1)	Negative amounts reported for net incurred medical claims related to prior years result from claims being settled for amounts less than originally estimated.

Anthem, Inc.

GAAP Reconciliation

(Unaudited)

Anthem, Inc. has referenced “Adjusted Net Income” and “Adjusted Net Income Per Share,” which are non-GAAP measures, in this document. These non-GAAP measures are not intended to be alternatives to any measure calculated in accordance with GAAP. In addition to these non-GAAP measures, references are made to the measures “Operating Revenue” and “Operating Gain.” Each of these measures is provided to further aid investors in understanding and analyzing the company’s core operating results and comparing Anthem, Inc.’s financial results. A reconciliation of Operating Revenue to Total Revenue is set forth in the Consolidated Statements of Income herein. A reconciliation of the non-GAAP measures to the most directly comparable measures calculated in accordance with GAAP, together with a reconciliation of reportable segments operating gain to income before income tax expense, is reported below. Prior amounts may be rounded differently to conform to current presentation.

	Three Months Ended March 31
(In millions, except per share data)	2019	2018	Change
Net income	$1,551	$1,312	18.2%
Add / (Subtract):
Net realized (gains)/losses on financial instruments	(78)	26
Amortization of other intangible assets	87	80
Other-than-temporary impairment losses recognized in income	10	8
(Gain)/Loss on extinguishment of debt	(1)	19
Litigation expenses for CI and ESI	26	—
Transaction related costs	—	9
Tax impact of non-GAAP adjustments	(14)	(34)

Net adjustment items	30	108

Adjusted net income	$1,581	$1,420	11.3%

Net income per diluted share	$5.91	$4.99	18.4%
Add / (Subtract):
Net realized (gains)/losses on financial instruments	(0.30)	0.10
Amortization of other intangible assets	0.33	0.30
Other-than-temporary impairment losses recognized in income	0.04	0.03
(Gain)/Loss on extinguishment of debt	—	0.07
Litigation expenses for CI and ESI	0.10	—
Transaction related costs	—	0.03
Tax impact of non-GAAP adjustments	(0.05)	(0.13)
Rounding Impact	—	0.02

Net adjustment items	0.12	0.42

Adjusted net income per diluted share	$6.03	$5.41	11.5%

Full Year 2019 Outlook
Net income per diluted share	Greater than $18.27
Add / (Subtract):
Net realized gains on financial instruments	(0.30)
Other-than-temporary impairment losses recognized in income	0.04
Litigation expenses for CI and ESI	0.10
Amortization of other intangible assets	Approximately $1.37
Tax impact of non-GAAP adjustments	Approximately ($0.28)

Net adjustment items	Approximately $0.93

Adjusted net income per diluted share	Greater than $19.20

	Three Months Ended March 31
(In millions)	2019	2018	Change
Reportable segments operating gain	$1,940	$1,868	3.9%
Net investment income	210	229
Net realized gains/(losses) on financial instruments	78	(26)
Other-than-temporary impairment losses recognized in income	(10)	(8)
Interest expense	(187)	(184)
Amortization of other intangible assets	(87)	(80)
Gain/(Loss) on extinguishment of debt	1	(19)

Income before income tax expense	$1,945	$1,780	9.3%

Forward-Looking Statements

This document contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements reflect our views about future events and financial performance and are generally not historical facts. Words such as “expect,” “feel,” “believe,” “will,” “may,” “should,” “anticipate,” “intend,” “estimate,” “project,” “forecast,” “plan” and similar expressions are intended to identify forward-looking statements. These statements include, but are not limited to: financial projections and estimates and their underlying assumptions; statements regarding plans, objectives and expectations with respect to future operations, products and services; and statements regarding future performance. Such statements are subject to certain risks and uncertainties, many of which are difficult to predict and generally beyond our control, that could cause actual results to differ materially from those expressed in, or implied or projected by, the forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof. You are also urged to carefully review and consider the various risks and other disclosures discussed in our reports filed with the U.S. Securities and Exchange Commission from time to time, which attempt to advise interested parties of the factors that affect our business. Except to the extent otherwise required by federal securities laws, we do not undertake any obligation to republish revised forward-looking statements to reflect events or circumstances after the date hereof. These risks and uncertainties include, but are not limited to: the impact of federal and state regulation, including ongoing changes in the Patient Protection and Affordable Care Act and the Health Care and Education Reconciliation Act of 2010, as amended, or collectively, the ACA, and the ultimate outcome of legal challenges to the ACA; trends in healthcare costs and utilization rates; our ability to contract with providers on cost-effective and competitive terms; our ability to secure sufficient premium rates, including regulatory approval for and implementation of such rates; competitive pressures and our ability to adapt to changes in the industry and develop and implement strategic growth opportunities; reduced enrollment; unauthorized disclosure of member or employee sensitive or confidential information, including the impact and outcome of any investigations, inquiries, claims and litigation related thereto; risks and uncertainties regarding Medicare and Medicaid programs, including those related to non-compliance with the complex regulations imposed thereon; our ability to maintain and achieve improvement in Centers for Medicare and Medicaid Services, or CMS, Star ratings and other quality scores and funding risks with respect to revenue received from participation therein; a negative change in our healthcare product mix; costs and other liabilities associated with litigation, government investigations, audits or reviews; the ultimate outcome of litigation between Cigna Corporation, or Cigna, and us related to the merger agreement between the parties, including our claim for damages against Cigna, Cigna’s claim for payment of a termination fee and other damages against us, and the potential for such litigation to cause us to incur substantial costs, materially distract management and negatively impact our reputation and financial condition; non-compliance by any party with the pharmacy benefit management services agreements between us and each of Express Scripts, Inc., or Express Scripts, and CaremarkPCS Health, L.L.C., or CVS Health, as well as any agreements governing the transition of pharmacy benefit management services provided to us from Express Scripts to CVS Health, which could result in financial penalties, our inability to meet customer demands, and sanctions imposed by governmental entities, including CMS; medical malpractice or professional liability claims or other risks related to healthcare services and pharmacy benefit management services provided by our subsidiaries; possible restrictions in the payment of dividends from our subsidiaries and increases in required minimum levels of capital; our ability to repurchase shares of our common stock and pay dividends on our common stock due to the adequacy of our cash flow and earnings and other considerations; the potential negative effect from our substantial amount of outstanding indebtedness; a downgrade in our financial strength ratings; the effects of any negative publicity related to the health benefits industry in general or us in particular; failure to effectively maintain and modernize our information systems; events that may negatively affect our licenses with the Blue Cross and Blue Shield Association; large-scale medical emergencies, such as future public health epidemics and catastrophes; general risks associated with mergers, acquisitions, joint ventures and strategic alliances; possible impairment of the value of our intangible assets if future results do not adequately support goodwill and other intangible assets; changes in economic and market conditions, as well as regulations that may negatively affect our liquidity and investment portfolios; changes in U.S. tax laws; intense competition to attract and retain employees; and various laws and provisions in our governing documents that may prevent or discourage takeovers and business combinations.